ITEM 8: Exhibit 23.1 Consent Of Ernst & Young, LLP, Certified Public Accountants



               Consent of Independent Certified Public Accountants


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000_ pertaining to the Non-Qualified Stock Option Agreement and Consulting and Marketing License Agreement entered into with Mark Neuhaus of our report dated February 13, 2001 (except for the sixth paragraph of Note 9 as to which the date is March 20, 2001), with respect to the consolidated financial statements and schedule of TCPI, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                /s/ Ernst & Young LLP

Miami, Florida
March 20, 2001